Exhibit 99.1

MKTG INC Elects Gregory J. Garville Non-Executive Chairman of the Board

NEW YORK, Aug. 13 /PRNewswire-FirstCall/ — MKTG INC, a full service marketing agency, today announced that at a regularly scheduled Board meeting on August 12, 2010, Gregory J. Garville was elected to serve as the non-executive Chairman of the Board of MKTG INC, replacing Marc C. Particelli.  “Greg has now assumed the lead Director role,” commented Marc Particelli. “The rest of the Board and I felt it appropriate at this time for Greg to be elected to replace me as non-executive Chairman of the Board.”

“As indicated in our quarter end results and press release issued last week, MKTG INC has reset its direction, management team and cost structure,” said Charlie Horsey, President and CEO of MKTG INC.  He continued, “The firm’s clients are increasing their marketing spend on the company’s services, and the prospects for growth and improved profitability are strong.  We thank Marc for his dedication and support over the past years and look forward to continued improvement in the fortunes of MKTG INC.”

“I have worked with the Company over the last several months as Charlie and the management team reset the business,” said Mr. Garville. “I am impressed with MKTG INC’s unique value proposition and the services delivered to world-class clients, and am confident in the potential to provide increased value to clients, employees and shareholders. I look forward to continuing to work with the Board and the Company and make available any help I can.”

About MKTG INC

MKTG INC is a full service marketing agency headquartered in New York with full service offices in San Francisco, Los Angeles, Chicago and Cincinnati.  The Company currently serves a variety of the world's most recognizable brands.  Its services include experiential marketing, digital marketing, retail promotions and strategic research and planning.  The firm's programs help its clients profitably connect with consumers and create networks of brand advocates to generate brand awareness and higher sales for its customers.  For more information, please visit www.mktg.com.

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances.  We caution you not to place undue reliance upon any such forward-looking statements.  Actual results may vary materially from those expressed or implied by the statements herein.  Factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2010 under "Risk Factors," and include the risk that projected business opportunities will fail to materialize or will be delayed.  The Form 10-K may be obtained by visiting the Company's website or by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov.

Contact:  Charlie Horsey, +1-212-366-3400

Source: MKTG INC